DISCOVERY, INC. REPORTS FIRST-QUARTER 2020 RESULTS

Silver Spring, MD – May 6, 2020: Discovery, Inc. (“Discovery” or the “Company”) (NASDAQ: DISCA, DISCB, DISCK) today reported financial results for the quarter ended March 31, 2020.

David Zaslav, President and Chief Executive Officer of Discovery said, "The world is facing an unprecedented challenge and I want to express our profound gratitude to the medical workers and front-line responders who are risking their personal safety every day during this fight with COVID-19. I am also enormously proud of Discovery's employees who have pulled together and stepped up with resilience, heart and creativity. They continue to nourish our viewers at a time when our trusted brands and beloved personalities are a unique source of comfort and familiarity. As we navigate through the remainder of 2020, our priority remains on the well-being of our employees, clients, customers, and production partners. Furthermore, we will continue to focus on maintaining a healthy balance sheet with robust liquidity and investing in our businesses to position ourselves for long-term growth amid the changes in the pay-TV landscape."

First-Quarter 2020 Financial Highlights
•Total revenues decreased 1% compared to the prior year quarter to $2,683 million, and were flat ex-FX.(1)
–U.S. advertising revenues were unchanged and distribution revenues increased 2%; and
–International advertising revenues were unchanged and distribution revenues increased 1%, ex-FX.
•Net income available to Discovery was $377 million and diluted EPS was $0.55 per share.
•Total Adjusted OIBDA(2) decreased 4% to $1,113 million, or decreased 3% ex-FX.
•Adjusted EPS(3) was $0.87 per diluted share.
•Free cash flow(4) was $230 million.
•The Company repurchased 19 million Series C shares for $523 million at an average price of $26.87 per share.

	Three Months Ended March 31,
Dollars in millions, except per share amounts	2020	2019	% Change	Ex-FX(1)
Total revenue	$2,683	$2,707	(1)%	—%
Net income available to Discovery	$377	$384	(2)%
U.S. Networks Adjusted OIBDA	1,016	1,061	(4)%
International Networks Adjusted OIBDA	207	219	(5)%	(2)%
Total Adjusted OIBDA(5)	$1,113	$1,159	(4)%	(3)%
Diluted EPS	$0.55	$0.53	4%
Adjusted EPS	$0.87	$0.85	2%
Free cash flow	$230	$498	(54)%

Operational Highlights
•Discovery and Amazon announced an expanded collaboration that will provide a complimentary one-year subscription to Food Network Kitchen to all Amazon Fire TV and Fire Tablet customers in the U.S.
•Total share of viewing across the international portfolio in the first quarter of 2020 increased 4% on average.(6)
•Discovery was the most-watched pay-TV portfolio in the U.S. among P2+ audiences in the first quarter of 2020,(7) while in primetime, Discovery was the most-watched pay-TV portfolio among key demos.(8)
•TLC was the No. 1 cable network among women 25-54, 18-49, and 18-34, and delivered its best primetime performance ever among women 25-54 and its best in 17 years among P25-54. March 2020 marked 11 consecutive months of year-over-year primetime growth for TLC among women 25-54.(9)

Segment Results
U.S. Networks

	Three Months Ended March 31,
Dollars in millions	2020	2019	% Change
Advertising	$1,026	$1,022	—%
Distribution	708	697	2%
Other	22	33	(33)%
Total revenues	$1,756	$1,752	—%
Costs of revenues, excluding depreciation & amortization	447	422	6%
Selling, general & administrative(10)	293	269	9%
Adjusted OIBDA	$1,016	$1,061	(4)%

First-Quarter 2020 Highlights
•Revenues of $1,756 million were consistent with the prior year quarter.
–Advertising was flat, primarily driven by increases in pricing, the continued monetization of content offerings on our next generation platforms, and higher inventory, offset by lower overall ratings and secular declines in the pay-TV ecosystem.
–Distribution increased 2%, primarily driven by increases in contractual affiliate rates, partially offset by a decline in linear subscribers.
–Total portfolio subscribers for March 2020 were 6% lower than March 2019, while subscribers to the fully distributed networks were 4% lower. The first quarter of 2020 was the first full quarter in which our networks lapped carriage on certain virtual multichannel video programming distributors.

•Total operating expenses increased 7% to $740 million.
–Costs of revenues increased 6% primarily due to an increase in content investments.
–SG&A expenses increased 9% primarily due to higher marketing expenses to support our next generation initiatives.

•Adjusted OIBDA decreased 4% to $1,016 million.

International Networks

	Three Months Ended March 31,
Dollars in millions	2020	2019	% Change	Ex-FX
Advertising	$376	$393	(4)%	—%
Distribution	515	527	(2)%	1%
Other	32	32	—%	3%
Total revenues	$923	$952	(3)%	—%
Costs of revenues, excluding depreciation & amortization	470	507	(7)%	(4)%
Selling, general & administrative(10)	246	226	9%	13%
Adjusted OIBDA	$207	$219	(5)%	(2)%

First-Quarter 2020 Highlights
•Revenues decreased 3% compared to the prior year quarter to $923 million, and were consistent ex-FX.
–Ex-FX, advertising was flat, primarily driven by contributions from the UKTV Lifestyle Business(11) and growth in our next generation initiatives, offset by the discontinuation of certain pay-TV distribution agreements in the Nordics, and the impact of COVID-19 in key advertising markets.
–Ex-FX, distribution increased 1%, primarily driven by content licensing arrangements and higher affiliate rates in our Latin America business unit, as well as monetization of our next generation initiatives in Europe and Asia. This growth was partially offset by the discontinuation of certain pay-TV distribution agreements in the Nordics, and lower contractual rates in certain European markets.

•Total operating expenses decreased 2% to $716 million, and increased 1% ex-FX.
–Ex-FX, costs of revenues decreased 4% primarily due to lower content costs in certain European markets, partially offset by content investments in our next generation initiatives and contributions from the UKTV Lifestyle Business.
–Ex-FX, SG&A increased 13% primarily due to higher marketing and personnel costs related to our next generation initiatives.

•Adjusted OIBDA decreased 5% to $207 million, and decreased 2% ex-FX.

Corporate and Inter-Segment Eliminations
For the first quarter of 2020, Corporate Adjusted OIBDA improved by $10 million compared to the prior year quarter, primarily due to lower professional services fees, partially offset by investments in technology infrastructure and facilities.

First-Quarter 2020 Consolidated Results
•Total revenues decreased 1% compared to the prior year quarter to $2,683 million, and were consistent ex-FX.

•Net income available to Discovery decreased to $377 million, or $0.55 per diluted share, primarily due to lower Adjusted OIBDA and losses from our equity method investments compared to gains in the prior year quarter, partially offset by lower interest expenses.

•Total Adjusted OIBDA decreased 4% to $1,113 million, as U.S. Networks Adjusted OIBDA decreased 4% and International Networks' Adjusted OIBDA decreased 5%. Ex-FX, Total Adjusted OIBDA decreased 3% and International Networks Adjusted OIBDA decreased 2%.

•Adjusted EPS increased to $0.87 compared to the prior year quarter. Please refer to the table “Calculation of Adjusted Earnings Per Diluted Share” on page 9 for additional details.

•Cash provided by operating activities decreased to $335 million, primarily due to investments in content and higher operating expense to support our next generation initiatives, as well as higher cash taxes, partially offset by lower interest expenses. Capital expenditures increased $61 million to $105 million due to investments in technology infrastructure, software development, and facilities. Free cash flow decreased to $230 million driven by lower cash provided by operating activities and higher capital expenditures.

Other Items
Share Buyback
In February 2020, the Company's Board of Directors authorized additional common stock repurchases of up to $2 billion. Under the stock repurchase authorization, management is authorized to purchase shares from time to time through open market purchases at prevailing prices or privately negotiated purchases subject to market conditions and other factors.

During the three months ended March 31, 2020, the Company completed its $1 billion repurchase authorization and repurchased an additional $159 million under its $2 billion repurchase authorization, representing total shares repurchased of approximately 19 million Series C common shares for $523 million at an average price of $26.87 per share.

Liquidity and Debt
The Company has implemented several measures that it believes will ensure sufficient liquidity and flexibility in light of the current uncertainty surrounding the impact of COVID-19. On March 12, 2020, the Company drew down $500 million under its $2.5 billion revolving credit facility. In addition, on April 30, 2020, to preserve flexibility in the current environment, the Company reached an agreement with its lender group, led by Bank of America, N.A., to amend certain provisions of its revolving credit facilities, including resetting the Maximum Consolidated Leverage

Ratio to 5.5x from the third quarter of 2020 until the first quarter of 2021. Please refer to the Form 8-K filed today with the Securities and Exchange Commission for full details.

2020 Outlook(12)
Discovery may provide forward-looking commentary in connection with this earnings announcement on its quarterly earnings conference call. Details on how to access the audio webcast are included below.

Conference Call Information
Discovery will host a conference call today, May 6, 2020 at 8:00 a.m. ET to discuss its first quarter 2020 results. To listen to the audio webcast of the call, please visit https://corporate.discovery.com.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties and on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Annual Report on Form 10-K filed with the SEC on February 27, 2020 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, expected to be filed today.

Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. Forward-looking statements in this release include, without limitation, statements regarding investing in the Company's programming, strategic growth initiatives, the impact of COVID-19, and the effects of the Scripps Networks acquisition and related transactions. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Discovery
Discovery, Inc. (Nasdaq: DISCA, DISCB, DISCK) is a global leader in real life entertainment, serving a passionate audience of superfans around the world with content that inspires, informs and entertains. Discovery delivers over 8,000 hours of original programming each year and has category leadership across deeply loved content genres around the world. Available in 220 countries and territories and in nearly 50 languages, Discovery is a platform innovator, reaching viewers on all screens, including TV Everywhere products such as the GO portfolio of apps; direct-to-consumer streaming services such as Eurosport Player, Food Network Kitchen and MotorTrend OnDemand; digital-first and social content from Group Nine Media; a landmark natural history and factual content partnership with the BBC; and a strategic alliance with PGA TOUR to create the international home of golf. Discovery’s portfolio of premium brands includes Discovery Channel, HGTV, Food Network, TLC, Investigation Discovery, Travel Channel, MotorTrend, Animal Planet, Science Channel, and the forthcoming multi-platform JV with Chip and Joanna Gaines, Magnolia, as well as OWN: Oprah Winfrey Network in the U.S., Discovery Kids in Latin America, and Eurosport, the leading provider of locally relevant, premium sports and Home of the Olympic Games across Europe. For more information, please visit corporate.discovery.com and follow @DiscoveryIncTV across social platforms.

Contacts
Media	Investor Relations
Nathaniel Brown (212) 548-5959	Andrew Slabin (212) 548-5544
nathaniel_brown@discovery.com	andrew_slabin@discovery.com

Peter Lee (212) 548-5907
peter_lee@discovery.com

DISCOVERY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in millions, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Advertising	$1,402	$1,415
Distribution	1,223	1,224
Other	58	68
Total revenues	2,683	2,707
Costs and expenses:
Costs of revenues, excluding depreciation and amortization	918	930
Selling, general and administrative	645	626
Depreciation and amortization	326	372
Restructuring and other charges	15	5
Total costs and expenses	1,904	1,933
Operating income	779	774
Interest expense, net	(163)	(182)
Loss on extinguishment of debt	—	(5)
(Loss) income from equity investees, net	(21)	11
Other expense, net	(58)	(27)
Income before income taxes	537	571
Income tax expense	(130)	(153)
Net income	407	418
Net income attributable to noncontrolling interests	(28)	(29)
Net income attributable to redeemable noncontrolling interests	(2)	(5)
Net income available to Discovery, Inc.	$377	$384
Net income per share allocated to Discovery, Inc. Series A, B and C common stockholders:
Basic	$0.55	$0.53
Diluted	$0.55	$0.53
Weighted average shares outstanding:
Basic	517	524
Diluted	685	714

DISCOVERY, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except par value)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,453	$1,552
Receivables, net	2,564	2,633
Content rights and prepaid license fees, net	89	579
Prepaid expenses and other current assets	520	453
Total current assets	4,626	5,217
Noncurrent content rights, net	3,756	3,129
Property and equipment, net	1,040	951
Goodwill	12,966	13,050
Intangible assets, net	8,332	8,667
Equity method investments	542	568
Other noncurrent assets	2,128	2,153
Total assets	$33,390	$33,735
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$421	$463
Accrued liabilities	1,471	1,678
Deferred revenues	376	489
Current portion of debt	607	609
Total current liabilities	2,875	3,239
Noncurrent portion of debt	15,267	14,810
Deferred income taxes	1,550	1,691
Other noncurrent liabilities	2,294	2,029
Total liabilities	21,986	21,769
Commitments and contingencies
Redeemable noncontrolling interests	442	442
Equity:
Discovery, Inc. stockholders’ equity:
Series A-1 convertible preferred stock: $0.01 par value; 8 shares authorized, issued and outstanding	—	—
Series C-1 convertible preferred stock: $0.01 par value; 6 shares authorized; 5 shares issued and outstanding	—	—
Series A common stock: $0.01 par value; 1,700 shares authorized; 163 and 161 shares issued; and 160 and 158 shares outstanding	2	2
Series B convertible common stock: $0.01 par value; 100 shares authorized; 7 shares issued and outstanding	—	—
Series C common stock: $0.01 par value; 2,000 shares authorized; 546 and 547 shares issued; and 340 and 360 shares outstanding	5	5
Additional paid-in capital	10,770	10,747
Treasury stock, at cost: 209 and 190 shares	(7,897)	(7,374)
Retained earnings	7,712	7,333
Accumulated other comprehensive loss	(1,122)	(822)
Total Discovery, Inc. stockholders’ equity	9,470	9,891
Noncontrolling interests	1,492	1,633
Total equity	10,962	11,524
Total liabilities and equity	$33,390	$33,735

DISCOVERY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Three Months Ended March 31,
	2020	2019
Operating Activities
Net income	$407	$418
Adjustments to reconcile net income to cash provided by operating activities:
Content rights amortization and impairment	704	697
Depreciation and amortization	326	372
Deferred income taxes	(75)	(43)
Share-based compensation (benefit) expense	(4)	30
Equity in losses of equity method investee companies, including cash distributions	31	3
Unrealized loss from derivative instruments, net	27	—
Remeasurement gain on previously held equity interest	—	(8)
Realized gain from derivative instruments, net	(21)	—
Other, net	29	44
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	36	(10)
Content rights and payables, net	(899)	(816)
Accounts payable and accrued liabilities	(202)	(211)
Foreign currency, prepaid expenses and other assets, net	(24)	66
Cash provided by operating activities	335	542
Investing Activities
Business acquisitions, net of cash acquired	—	(22)
Investments in and advances to equity investments	(42)	(34)
Purchases of property and equipment	(105)	(44)
Other investing activities, net	77	6
Cash used in investing activities	(70)	(94)
Financing Activities
Principal repayments of debt, including discount payment	—	(453)
Repurchases of stock	(527)	—
Distributions to noncontrolling interests and redeemable noncontrolling interests	(173)	(163)
Borrowings under revolving credit facility	500	—
Other financing activities, net	(59)	(36)
Cash used in financing activities	(259)	(652)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(24)	(37)
Net change in cash, cash equivalents, and restricted cash	(18)	(241)
Cash, cash equivalents, and restricted cash, beginning of period	1,552	986
Cash, cash equivalents, and restricted cash, end of period	$1,534	$745

DISCOVERY, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NET INCOME TO
ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(unaudited; in millions)

	Three Months Ended March 31, 2020
	U.S. Networks	International Networks	Other	Corporate and Inter-Segment Eliminations	Total
Net income available to Discovery, Inc.					$377
Net income attributable to redeemable noncontrolling interests					2
Net income attributable to noncontrolling interests					28
Income tax expense					130
Other expense, net					58
Loss from equity investees, net					21
Interest expense, net					163
Operating income (loss)	$777	$124	$3	$(125)	$779
Restructuring and other charges	12	1	—	2	15
Depreciation and amortization	226	82	—	18	326
Employee share-based compensation	—	—	—	(7)	(7)
Inter-segment eliminations	1	—	(1)	—	—
Total Adjusted OIBDA	$1,016	$207	$2	$(112)	$1,113

	Three Months Ended March 31, 2019
	U.S. Networks	International Networks	Other	Corporate and Inter-Segment Eliminations	Total
Net income available to Discovery, Inc.					$384
Net income attributable to redeemable noncontrolling interests					5
Net income attributable to noncontrolling interests					29
Income tax expense					153
Other expense, net					27
(Income) from equity investees, net					(11)
Loss on extinguishment of debt					5
Interest expense, net					182
Operating income (loss)	$787	$159	$3	$(175)	$774
Restructuring and other charges	4	4	—	(3)	5
Depreciation and amortization	273	82	—	17	372
Employee share-based compensation	—	—	—	30	30
Transaction and integration costs	—	—	—	7	7
Settlement of a withholding tax claim	—	(29)	—	—	(29)
Inter-segment eliminations	(3)	3	(2)	2	—
Total Adjusted OIBDA	$1,061	$219	$1	$(122)	$1,159

DISCOVERY, INC.
SUPPLEMENTAL FINANCIAL DATA
SELECTED FINANCIAL DETAIL
(unaudited; in millions, except per share amounts)

CALCULATION OF ADJUSTED EARNINGS PER DILUTED SHARE

	Three Months Ended March 31,
	2020	2019	$ Change	% Change
Diluted net income per share allocated to Discovery, Inc. Series A, B and C common stockholders:	$0.55	$0.53	$0.02	4%
Per share impacts, net of tax:
Amortization of acquisition-related intangible assets	0.30	0.34	(0.04)	(12)%
Restructuring and other charges	0.02	0.01	0.01	NM
Settlement of a withholding tax claim	—	(0.03)	0.03	NM
Adjusted earnings per diluted share	$0.87	$0.85	$0.02	2%

CALCULATION OF FREE CASH FLOW

	Three Months Ended March 31,
	2020	2019	$ Change	% Change
Cash provided by operating activities	$335	$542	$(207)	(38)%
Purchases of property and equipment	(105)	(44)	(61)	NM
Free cash flow	$230	$498	$(268)	(54)%

NM: Not Meaningful

Impact of COVID-19
On March 11, 2020, the World Health Organization declared the current novel coronavirus (“COVID-19”) outbreak to be a global pandemic. COVID-19 continues to spread throughout the world, and the duration and severity of its effects and economic disruption are currently unknown. In response to this declaration and the rapid spread of COVID-19, the United States and other countries throughout the world have imposed varying degrees of restrictions on social and commercial activity in an effort to slow the spread of the illness. These measures have had, and are expected to continue to have, a significant adverse impact upon many sectors of the economy, including the media industry. We are closely monitoring the impact of COVID-19 on all aspects of our business and geographies, including how it will impact our customers, employees, suppliers, vendors, distribution and advertising partners, production facilities, and various third parties.

While we did not incur significant disruptions during the three months ended March 31, 2020, we have taken certain steps to mitigate the risks to our business in light of the pandemic. We are unable to predict the full impact that COVID-19 will have on our financial position, operating results, and cash flows due to numerous uncertainties and the speed with which the COVID-19 situation is developing. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain the virus or treat its impact, among others. Our consolidated financial statements presented herein reflect the latest estimates and assumptions made by management that affect the reported amounts of assets and liabilities and related disclosures as of the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting periods presented. Actual results may differ significantly from these estimates and assumptions. We assessed goodwill, other intangibles, deferred tax assets, programming assets, and accounts receivable for recoverability based upon latest estimates and judgments with respect to expected future operating results, ultimate usage of content and latest expectations with respect to collectability. No asset impairments were recorded as of March 31, 2020, as the fair value of such assets exceeded their carrying value. However, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future.

The effects of the pandemic may negatively impact the Company’s financial position, results of operations, and cash flows. In particular, our advertising revenues, which represented 54% of our consolidated revenues in 2019, may decrease significantly throughout the remainder of 2020 if our advertising partners in certain sectors (such as travel) reduce their advertising spending or if we are limited in our ability to create and air new content due to prolonged production shutdowns and delays. The Company generally relies on third-party production partners to produce its content, and these third-party production partners were forced to shut down during the first quarter of 2020 due to COVID-19. The Company continues to monitor customer and consumer demands by employing innovative production and programming strategies, including content filmed by our on-air talent and seeking viewer feedback on which content to air. We intend to continue to adapt our plans to drive our business and meet our obligations during the COVID-19 situation. However, the current level of uncertainty over the economic and operational impacts of COVID-19 means the related financial impact cannot be reasonably and fully estimated at this time.

In response to the COVID-19 pandemic, during the first quarter of 2020, the Company pursued a number of cost savings initiatives that it believes will offset a portion of potential revenue losses and deferrals due to the impact of COVID-19, through the implementation of travel, marketing, production and other operating cost reductions. The Company also implemented remote work arrangements effective mid-March 2020 and to date, these arrangements have not materially affected our ability to maintain our business operations. Additionally, certain sporting events that the Company has rights to have been cancelled or postponed, thereby eliminating or deferring the related revenues and expenses. For example, on March 24, 2020, the International Olympic Committee and the Tokyo 2020 Organizing Committee agreed to postpone the Olympic Games to 2021. The Company expects that the postponement of the Olympic Games will shift Olympic-related revenues and defer significant expenses from fiscal year 2020 to fiscal year 2021.

In addition, we have implemented several measures that we believe will preserve sufficient liquidity in the near term. As described further in Liquidity and Capital Resources, during March 2020, we drew down $500 million under our $2.5 billion revolving credit facility to increase our cash position and maximize flexibility in light of the current uncertainty surrounding the impact of COVID-19. We have upcoming corporate debt maturities in June 2020 of $600 million and in June 2021 of $640 million.

Finally, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted on March 27, 2020 in the United States. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain refundable employee retention credits. As of March 31, 2020, we do not expect the CARES Act to have a material effect on our financial position and results of operations. We continue to monitor other relief measures taken by the U.S. and other governments around the world.

Non-GAAP Financial Measures
In addition to the results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) provided in this release, the Company has presented Adjusted OIBDA, Adjusted EPS and free cash flow. These non-GAAP measures should be considered in addition to, but not as a substitute for, operating income, net income, earnings per diluted share and other measures of financial performance reported in accordance with GAAP. Please review the supplemental financial schedules for reconciliations to the most comparable GAAP measures.

Definitions and Sources
(1) Methodology for Calculating Growth Rates Excluding the Impact of Currency Effects: The impact of exchange rates on our business is an important factor in understanding period-to-period comparisons of our results. For example, our international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other foreign currencies. We believe the presentation of results on a constant currency basis ("ex-FX"), in addition to results reported in accordance with GAAP, provides useful information about our operating performance because the presentation ex-FX excludes the effects of foreign currency volatility and highlights our core operating results. The presentation of results on a constant currency basis should be considered in addition to, but not a substitute for, measures of financial performance reported in accordance with GAAP.

The ex-FX change represents the percentage change on a period-over-period basis adjusted for foreign currency impacts. The ex-FX change is calculated as the difference between the current year amounts translated at a baseline rate, which is a spot rate for each of our currencies determined early in the fiscal year as part of our forecasting process (the “2020 Baseline Rate”), and the prior year amounts translated at the same 2020 Baseline Rate.

In addition, consistent with the assumption of a constant currency environment, our ex-FX results exclude the impact of our foreign currency hedging activities, as well as realized and unrealized foreign currency transaction gains and losses. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies.

(2) Adjusted OIBDA and Adjusted OIBDA Excluding the Impact of Currency Effects: The Company evaluates the operating performance of its segments based on financial measures such as revenues and Adjusted OIBDA. Adjusted OIBDA is defined as operating income excluding: (i) employee share-based compensation, (ii) depreciation and amortization, (iii) restructuring and other charges, (iv) certain impairment charges, (v) gains and losses on business and asset dispositions, (vi) certain inter-segment eliminations related to production studios, (vii) third-party transaction costs directly related to the acquisition and integration of Scripps Networks and other transactions, and (viii) other items impacting comparability, such as the non-cash settlement of a withholding tax claim.

The Company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance and allocate resources to each segment. The Company believes Adjusted OIBDA is relevant to investors because it allows them to analyze the operating performance of each segment using the same metric management uses.

The Company excludes share-based compensation, restructuring and other charges, certain impairment charges, gains and losses on business and asset dispositions and acquisition and integration costs from the calculation of Adjusted OIBDA due to their impact on comparability between periods. The Company also excludes depreciation of fixed assets and amortization of intangible assets, as these amounts do not represent cash payments in the current reporting period. Certain corporate expenses are excluded from segment results to enable executive management to evaluate segment performance based upon the decisions of segment executives. Total Adjusted OIBDA should be considered in addition to, but not a substitute for, operating income, net income, and other measures of financial performance reported in accordance with GAAP. Refer to the comments in footnote 1 for the methodology used to calculate growth rates excluding foreign currency effects.

(3) Adjusted EPS: The Company defines Adjusted EPS as earnings excluding the impact of amortization of acquisition-related intangible assets and meaningful one-time items, per diluted share. The Company believes Adjusted EPS is relevant to investors because this metric allows them to evaluate the performance of the Company's operations exclusive of the non-cash amortization of acquisition-related intangible assets and meaningful one-time items that impact the comparability of results from period to period.

(4) Free Cash Flow: The Company defines free cash flow as cash flow from operations less acquisitions of property and equipment. The Company uses free cash flow as it believes it is an important indicator for management and investors of the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to stockholders.

(5) Financial Highlights Table: This table presents a selection of the Company's financial results. Because the table as shown excludes the "Other" and "Corporate and Inter-Segment Eliminations" operating segments, Total Adjusted OIBDA will not foot as presented in the table.

(6) Source: Total Audience Measurement among all individuals. Share of viewing percent is defined as the share of viewing to all TV channels in a market, except in the Nordics business unit. In the Nordics, share percent is defined as the share of viewing for commercial channels only. Due to a change in methodology, Russia is excluded from totals. Change in share percent is calculated by adjusting the prior year to include any newly acquired channels, as if the acquisitions had occurred on January 1, 2018.

(7) Source: Nielsen, Q1 2020 (12/30/2019-3/29/2020). Primetime is 8pm-11pm and Total Day is 6am-6am. Live+7-day. Duration-weighted delivery: “Most Watched”.

(8) Source: Nielsen, Q1 2020 (12/30/2019-3/29/2020). Primetime is 8pm-11pm. Live+7-day. Key demos include: all persons 18+, and women and men in the age groups 18-49 and 25-54. Duration-weighted delivery: “Most Watched”.

(9) Source: Nielsen, Q1 2020 (12/30/2019-3/29/2020). Primetime is 8pm-11pm. Data based on program based daypart (000s). Live+3-day, Cov Rtg/(000s).

(10) SG&A Expenses: Selling, general and administrative expenses exclude employee share-based compensation, third-party transaction and integration costs related to the acquisition of Scripps Networks and other transactions, and for 2019, exclude the settlement of a withholding tax claim.

(11) UKTV Lifestyle Business: In June 2019, the Company and BBC dissolved their 50/50 joint venture, UKTV, a British multi-channel broadcaster, with the Company taking full control of UKTV’s three lifestyle channels and BBC taking full control of UKTV’s seven entertainment channels.

(12) 2020 Outlook: Discovery does not expect to be able to provide a reconciliation of the non-GAAP forward-looking commentary to comparable GAAP measures as, at this time, the Company cannot determine the occurrence or impact of the adjustments, such as the effect of future changes in foreign currency exchange rates or future acquisitions or divestitures that would be excluded from such GAAP measures.

Source: Discovery, Inc.